                                                                      EXHIBIT 99

                                                                       Contacts:
                                                                       Investor:
                                                            Jean Krone Bono, CFA
                                                                  (214) 849-3750
                                                                          Media:
                                                                   Rodney D Bell
                                                                  (214) 849-3776


FOR IMMEDIATE RELEASE


                  PAYMENTECH APPOINTS NEW CHAIRMAN OF THE BOARD
                         AND NEW CHIEF FINANCIAL OFFICER


     DALLAS -- Oct. 22, 1998 - The board of directors of Paymentech, Inc. (NYSE:PTI), the nation's third largest payment processor, today announced they appointed Richard W. Vague to the Paymentech board of directors as chairman. Vague is the chairman and chief executive officer of First USA Bank, a subsidiary of Bank One Corporation (NYSE:ONE). Paymentech's board now consists of eight members.

     Paymentech also announced Kathryn J. Kessler was promoted to chief financial officer. Kessler has been employed by Paymentech since 1996 and has been chief accounting officer since that time.

     Vague served on the board of Paymentech from the time the company went public in 1996 until December of 1997. He resigned to pursue his expanded role in leading the combined First USA and Bank One credit card portfolios.

                                    - more -

PAYMENTECH APPOINTS NEW CHAIRMAN AND CHIEF FINANCIAL OFFICER 2-2-2-2-2


     "We are very excited to have Dick back on our board and assuming the role of chairman," said Pamela H. Patsley, president and chief executive officer. "I believe his strategic insight will be invaluable as Paymentech and First USA Bank explore ways to expand payment processing beyond its current boundaries.

     "Kathy has essentially been functioning as chief financial officer over the past year. She has implemented many changes to Paymentech's accounting and financial planning that have enabled Paymentech to better manage its business, including identifying areas for operating efficiency improvements," said Patsley.

     "Both of these appointments, although not related, exemplify the progress we have made at Paymentech. We have strong managers and are striving to not only lead the industry in cost efficiency, product and technology, but to discover new ways to deliver that product and technology," continued Patsley.

     Paymentech, Inc., founded in 1985, provides full-service electronic payment solutions for merchants, third-party transaction processing, and total commercial card payment programs. Paymentech (www.paymentech.com) is the third largest processor of bankcard transactions in the United States and a leading issuer of MasterCard and Visa commercial cards.



     This press release may include forward-looking statements that express expectations of future events, including future earnings. All such statements are based on a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the company, and reflect future business decisions that are subject to change. A variety of factors could cause actual events or results to differ materially from those projected in the company's forward-looking statements. These factors include, but are not limited to, the factors discussed in detail within the company's reports filed with the Securities and Exchange Commission, including the most recent report on Form 10-K.


                                     # # #